Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated April 4, 2012

JPMORGAN ETF EFFICIENTE 5 INDEX PERFORMANCE DETAILS

J.P.Morgan
April 4, 2012

JPMORGAN ETF EFFICIENTE 5 INDEX PERFORMANCE DETAILS

JPMorgan ETF Efficiente 5 Performance Details

J.P. Morgan ETF Efficiente 5 Index (the "Index") Performance – Bloomberg EEJPUS5E Index

2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	
EEJPUS5E Index	0.72%	0.28%	-0.85%										
2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	-0.15%	1.76%	0.51%	1.38%	-0.95%	-1.26%	3.89%	3.07%	0.45%	1.44%	0.41%	0.65%	11.63%
2010	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	-0.12%	0.19%	1.84%	2.08%	-2.24%	0.74%	0.87%	2.92%	1.08%	0.54%	-1.94%	0.56%	6.59%
2009	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	-3.29%	-0.97%	0.89%	-0.35%	2.05%	-0.02%	1.93%	0.46%	2.25%	0.11%	2.70%	-1.58%	4.06%
2008	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.54%	2.23%	-1.20%	0.25%	0.15%	0.54%	-1.34%	-0.93%	-2.07%	-6.08%	3.31%	5.30%	1.26%
2007	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.20%	-1.12%	-0.52%	1.34%	0.28%	-1.57%	-0.71%	0.30%	2.85%	2.91%	-0.21%	-0.20%	4.52%
2006	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	3.33%	-0.43%	0.87%	1.30%	-2.25%	-0.31%	0.58%	0.89%	-0.19%	1.37%	1.67%	-0.73%	6.16%
2005	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	-1.73%	2.45%	-2.79%	-0.52%	1.11%	0.92%	1.05%	1.05%	-0.08%	-3.08%	1.22%	1.99%	1.43%
2004	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	0.71%	1.61%	1.54%	-6.40%	0.01%	0.05%	-0.26%	1.87%	1.90%	2.12%	0.25%	1.27%	4.45%
2003	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.79%	2.60%	-1.98%	3.24%	4.04%	-0.15%	-0.60%	2.02%	1.34%	3.41%	1.48%	4.18%	23.34%
2002	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	0.41%	0.64%	0.41%	-0.26%	-0.80%	-1.57%	0.16%	3.16%	2.49%	-2.62%	-0.20%	3.36%	5.11%
2001	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	1.08%	-0.45%	0.12%	-1.07%	0.95%	-0.28%	-1.44%	0.52%	-0.92%	1.39%	-2.32%	-1.08%	-3.52%
2000	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
EEJPUS5E Index	-1.01%	2.48%	-0.98%	-2.87%	-0.90%	2.46%	0.82%	0.56%	-0.94%	-2.09%	0.73%	0.84%	-1.04%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "EEJPUS5E Index" refers to the performance of J.P. Morgan ETF Efficiente 5 Index (Bloomberg: EEJPUS5E Index). The levels of the Index incorporate an adjustment factor of 0.50% per annum.

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from January 5, 2000 through October 22, 2010, and the actual historical performance of the Index based on daily closing levels from October 29, 2010 through March 30, 2012. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

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J.P.Morgan

Key Risks

-    There are risks associated with a momentum-based  investment  strategy- The
     Index is  different  from a strategy  that seeks  long-term  exposure  to a portfolio  consisting of constant components with fixed weights.  The Index may fail to realize  gains that could occur from  holding  assets that have experienced price declines, but experience a sudden price spike thereafter.

-    Correlation  of  performance  among the Index  constituents  may reduce the performance of the Index.

-    Our affiliate,  JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its  level--the  policies and judgements for which JPMSL is responsible could have an impact,  positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

-    The  Index  may not be  successful,  may  not  outperform  any  alternative strategy related to the Index  constituents,  or may not achieve its target volatility of 5%.

-    The  investment   strategy  involves  quarterly   rebalancing  and  maximum
     weighting  caps  applied  to the  Index  constituents  by  asset  type  and geographical region.

- Changes in the value of the Index constituents may offset each other.

-    An  investment  linked to the Index is  subject  to risks  associated  with
     non-U.S securities markets,  such as emerging markets and currency exchange risk.

-    The Index was established on October 29, 2010 and has a limited operating history.

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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-177923

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